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First MetLife Investors Insurance Company
MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

September 11, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  First MetLife Investors Insurance Company
     First MetLife Investors Variable Annuity Account One
     Registration Statement on Form N-4
     File Nos. 333-148876/811-08306
     Pre-Effective Amendment No. 2

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, the depositor, on behalf of itself and First MetLife Investors Variable Annuity Account One, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on September 15, 2008, or as soon thereafter as is reasonably practicable.

                            FIRST METLIFE INVESTORS INSURANCE COMPANY
                            (Depositor)

                            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE (Registrant)


                            By: /s/ Richard C. Pearson
                                -----------------------------------------
                                Richard C. Pearson
                                Vice President, Associate General Counsel
                                and Secretary


                            METLIFE INVESTORS DISTRIBUTION COMPANY
                            (Principal Underwriter)


                            By: /s/ Richard C. Pearson
                                -----------------------------------------
                                Richard C. Pearson
                                Executive Vice President, General Counsel
                                and Secretary